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                                                                   Exhibit 10.1

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                       STRENGTH RESEARCH LICENSE AGREEMENT

This AGREEMENT (the "Agreement") is made as of the 5TH day of September 2003 (the "Effective Date"), by and between Genaissance Pharmaceuticals, Inc., a Delaware Corporation with its principal place of business at Five Science Park, New Haven, CT 06511 ("Genaissance"), and AstraZeneca UK Limited, a United Kingdom company with its principal place of business at 15 Stanhope Gate, London W1K 1LN, United Kingdom ("AstraZeneca").

                                    RECITALS

     WHEREAS, Genaissance has conducted the STRENGTH Trial (as hereinafter defined) to investigate the relationship between genetic variation and variable response to certain Statins, (as hereinafter defined), and has discovered associations between various genes and phenotypic responses to certain Statins (Genaissance SR Gene Associations, as further defined below); and

     WHEREAS, Genaissance has developed a proprietary suite of programs that assemble, process, search, manipulate and analyze genetic and clinical data to facilitate finding correlations between genomic variation and drug response (the DECOGEN(R) Informatics Platform, as further defined below),

     WHEREAS, AstraZeneca is interested in obtaining a limited research license to use the DECOGEN(R) Informatics Platform, the Genaissance SR Gene Associations, and their underlying clinical and genetic data from the STRENGTH trial, to investigate the genetic basis of variable response to Statins; and

     WHEREAS, Genaissance is willing to grant AstraZeneca this limited license upon the terms and conditions set forth below.

     NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto mutually agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     1.1 "AFFILIATE" shall mean any corporation, firm, partnership or other legal entity that, directly or indirectly, controls, is controlled by, or is under common control with a Party. For purposes of this definition, control shall mean the direct or indirect ownership of more than fifty percent (50%) of
(i) the stock shares entitled to vote for the election of directors or (ii) ownership interest of any such corporation, firm, partnership or other legal entity.

     1.2 "ASSOCIATION SUMMARY TABLE" shall mean the table in EXHIBIT A that lists the Candidate Genes and Clinical Phenotypes evaluated in the STRENGTH Trial, as well as Genaissance SR Associations discovered by Genaissance as of the Effective Date, or any updates thereto that are made prior to the Installation Date.

     1.3 "ASTRAZENECA KNOW-HOW" shall mean any and all proprietary data, information, know-how, inventions, trade secrets, copyrights, regulatory submissions or other intellectual

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property of any kind, other than Patent Rights, owned or controlled by
AstraZeneca, as of the Effective Date or during the Term.

     1.4 "ASTRAZENECA PATENT RIGHTS" shall mean Patent Rights owned or controlled by AstraZeneca or its Affiliates, including any Patent Rights claiming Foreground IP.

     1.5 "ASTRAZENECA PROPRIETARY DATABASE" shall mean a database that is installed on the Computer that is accessible by the DECOGEN Informatics System and that contains (a) clinical data and genetic data for patients from AstraZeneca clinical trials and (b) data generated from the Research Study.

     1.6 "ASTRAZENECA SR CORRELATION" shall mean any correlation identified by AstraZeneca or its Affiliates during the Research Study that (a) meets a statistical significance level defined by AstraZeneca in the Research Study Plan, (b) is between a specific Genetic Marker or Genetic Markers in a specific Candidate Gene or Candidate Genes and response to one or more Statins as measured by a specific Clinical Phenotype or Clinical Phenotypes, wherein the combination of the specific Candidate Gene or Candidate Genes and Clinical Phenotype or Clinical Phenotypes and Statin or Statins is not part of a Genaissance SR Association.

     1.7 "CANDIDATE GENE" shall mean a gene evaluated by Genaissance in the STRENGTH Trial.

     1.8 "CLASS-WIDE STATIN EFFECT" shall mean an individual's response (efficacy or adverse drug reaction) to any Statin in the Statin class (Crestor, Lipitor, Pravachol and Zocor), which shall include a response to each of the four statins (Crestor, Lipitor, Pravachol and Zocor), wherein the p-value for the correlation to at least [**] the [**] is not more than [**] with correction for [**] as defined by AstraZeneca in the Research Study Plan AND the p-value for the correlation to the [**] is not more than [**] with correction for [**] as defined by AstraZeneca in the Research Study Plan. A correlation to a class-wide effect shall NOT include a response to each of the four statins (Crestor, Lipitor, Pravachol and Zocor), wherein the p-value for the correlation to at least [**] the [**] is more than [**] with correction for [**] as defined by AstraZeneca in the Research Study Plan AND the p-value for the correlation to the [**] is more than [**] with correction for [**] as defined by AstraZeneca in the Research Study Plan, NEITHER shall a correlation to a class-wide effect include a response to each of the four statins (Crestor, Lipitor, Pravachol and Zocor), wherein the p-value for the correlation to at least [**] the [**] is more than [**] with correction for [**] as defined by AstraZeneca in the Research Study Plan OR the p-value for the correlation to the [**] is more than [**] with correction for [**] as defined by AstraZeneca in the Research Study Plan.

     1.9 "CLASS-WIDE STATIN THERANOSTIC PRODUCT" shall mean any product or service that (a) is intended for use in the prognosis of an individual's response (either efficacy or adverse drug reaction) to any Statin and (b) detects directly or indirectly (i) one (1) or more Genetic Markers correlated with a Class-Wide Statin Effect (as defined in 1.8) or (ii) one (1) or more Surrogate Markers of such Markers.

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     1.10   "CLINICAL DATA DICTIONARY" shall mean the definitions for the
Clinical Phenotype abbreviations used in the STRENGTH Database and in the Association Summary Table in EXHIBIT A.

     1.11 "CLINICAL PHENOTYPE" shall mean an efficacy endpoint or an adverse event, or both, following the administration of a Statin, as selected from the efficacy endpoints and adverse events listed in the Association Summary Table in EXHIBIT A.

     1.12 "COMPUTER" shall mean a computer owned by Genaissance that is installed at the AstraZeneca location identified in EXHIBIT B and that contains the Genaissance Background IP.

     1.13 "[**]-SPECIFIC CORRELATION" shall mean a correlation identified by AstraZeneca or its Affilates during the Research Study that (a) meets a statistical significance level defined by AstraZeneca in the Research Study Plan, (b) is between one or more Genetic Markers in one or more specific Candidate Genes and whose response as measured by a specific Clinical Phenotype, and (c) does NOT meet the criteria for a Class-wide Statin Effect as defined in
Section 1.8.

     1.14 "DECOGEN(R) INFORMATICS PLATFORM" shall mean software and components thereof and any associated documentation, whether existing on the Effective Date or developed by Genaissance during the Term, which is owned or controlled by, or licensed (with the right to sublicense) to Genaissance, and which includes the DecoGen Browser software and the DecoGen DataManager software, with the features of these software products being further described in Exhibit C hereto. The DecoGen Informatics Platform shall not include any Third Party software that AstraZeneca has independently of Genaissance licensed from a Third Party.

     1.15 "EXTENDED TERM" shall mean the one year period after the end of the Initial Term, provided that AstraZeneca has paid the Term Extension Fee set forth in Section 4.2.

     1.16 "FOREGROUND IP" shall mean all AstraZeneca SR Correlations, [**]-Specific Correlations and any other intellectual property arising from the Research Study, but excludes correlations between a Candidate Gene and Clinical Phenotype and Statin present in the STRENGTH Database at the installation date.

     1.17 "GENAISSANCE BACKGROUND IP" shall mean (a) the STRENGTH Database and its contents as of the Installation Date or during the Term, specifically including all Genaissance SR Associations, and (b) the DECOGEN Informatics Platform as of the Installation Date or during the Term.

     1.18 "GENAISSANCE KNOW-HOW" shall mean any and all proprietary data, information, know-how, inventions, trade secrets, copyrights, regulatory submissions or other intellectual property of any kind, other than Patent Rights, owned solely by Genaissance, as of the Effective Date or during the Term.

     1.19 "GENAISSANCE PATENT RIGHTS" shall mean all Patent Rights owned or controlled by Genaissance, including Patent Rights claiming Background IP.

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     1.20   "GENAISSANCE SR ASSOCIATION" shall mean any statistically
significant association (p LESS THAN OR EQUAL TO [**], corrected for [**]) that is (i) between a specific Genetic Marker in a specific Candidate Gene and response to one or more Statins as measured by a specific Clinical Phenotype and
(ii) present in the STRENGTH Database on the Installation Date.

     1.21 "GENETIC MARKER" shall mean any Polymorphism or Haplotype in a Candidate Gene.

     1.22 "HAPLOTYPE" shall mean an ordered combination of two (2) or more Polymorphisms present in a Candidate Gene on a single chromosome.

     1.23 "INITIAL TERM" shall mean the period commencing on the Effective Date and ending one year from the Effective Date.

     1.24 "INSTALLATION DATE" shall mean the date the Computer is received by AstraZeneca.

     1.25 "NON-[**] STATIN-SPECIFIC THERANOSTIC PRODUCT" shall mean any product or service that (a) is intended for use in the prognosis of an individual's response (efficacy or adverse drug reaction) to a specific Statin other than [**] and (b) detects directly or indirectly (i) one (1) or more Genetic Markers correlated with response to a specific Statin other than [**] or
(ii) one (1) or more Surrogate Markers of such Genetic Markers.

     1.26 "PARTY" shall mean AstraZeneca and its Affiliates or Genaissance; "PARTIES" means AstraZeneca and its Affiliates and Genaissance.

     1.27 "PATENT RIGHTS" shall mean patents or patent applications as described hereinafter which are owned or controlled (with the right to grant licenses) by a Party to this agreement. More particularly, Patent Rights include
(i) any United States or foreign patent application, (ii) any United States patent or foreign patent issuing from such patent application and (iii) any continuation, continuation-in-part (to the extent the claims in such continuation-in-part application are directed to subject matter specifically described in such prior patent application), divisional, reissue, re-examination, renewal, substitution, addition, extension, supplementary protection certificate or foreign counterpart thereof of any of the foregoing.

     1.28 "POLYMORPHISM" shall mean any alternative sequence found at a given position in a Candidate Gene within a population including, but not limited to:
(a) single nucleotide polymorphisms ("SNPs"); (b) insertions and deletions of one or more nucleotides; (c) repeats of one or more nucleotides; and (d) restriction fragment length polymorphisms.

     1.29 "RESEARCH STUDY" shall mean the study designed and performed during the Initial Term by AstraZeneca which uses the data in the STRENGTH Database solely to investigate the genetic basis of variable response to Statins, PROVIDED, THAT, AstraZeneca shall have sole discretion whether to conduct the Research Study. For the avoidance of doubt, the Research Study shall be a study that is carried out as a consequence of information contained in the STRENGTH Database, i.e. it is not any research study investigating the genetic basis of variable response to Statins that AstraZeneca may carry out during the Initial Term and/or Extended Term without using information in the STRENGTH Database.

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     1.30   "RESEARCH STUDY PLAN" shall mean the plan for the Research Study set forth on EXHIBIT D to this Agreement.

     1.31   "SNP" shall mean a single nucleotide polymorphism.

     1.32 "STATIN" shall mean a therapeutic compound that inhibits the activity of 3-hydroxy-3-methylglutaryl-coenzyme A reductase.

     1.33 "STATIN RESPONSE GENE" shall mean a Candidate Gene that is part of a Genaissance SR Association.

     1.34   "STATIN THERANOSTIC PRODUCT" shall mean any product or service that
(a) is intended for use in the prognosis of an individual's response (efficacy or adverse drug reaction) to a Statin and (b) detects directly or indirectly (i) one (1) or more Genetic Markers correlated with response to one or more Statins or (ii) one (1) or more Surrogate Markers of such Genetic Markers. Statin Theranostic Products include Class-wide Statin Theranostic Products and Non-[**] Statin-specific Theranostic Products.

     1.35 "STRENGTH DATABASE" shall mean a database that is installed on the Computer and that contains: (a) descriptions of Genaissance SR Associations formatted in Excel spreadsheets; (b) a DECOGEN-accessible file containing the clinical data obtained from the STRENGTH cohort for the Clinical Phenotypes evaluated in the STRENGTH Trial; (c) a Word file containing the Clinical Data Dictionary; (d) annotated genetic data (including Genetic Markers and frequencies thereof) from the STRENGTH cohort for all Statin Response Genes.

     1.36 "STRENGTH TRIAL" shall mean the study undertaken by Genaissance as described in EXHIBIT E to this Agreement.

     1.37   "TERM" shall have the meaning set forth in Section 9.1 hereof.

     1.38 "THERANOSTIC PRODUCT" shall mean a diagnostic test that will facilitate individualized diagnostic and therapeutic follow-up to patients.

     1.39 "THIRD PARTY" shall mean any entity other than Genaissance or AstraZeneca and their respective Affiliates.

                                    ARTICLE 2
                  DELIVERY AND USE OF THE STRENGTH DATABASE AND
                         DECOGEN(R) INFORMATICS PLATFORM

     2.1 DELIVERY OF THE COMPUTER AND TRAINING ON USE OF THE STRENGTH DATABASE AND DECOGEN INFORMATICS PLATFORM. Within [**] business days after the Effective Date, or thereafter at a date to be mutually agreed upon, Genaissance will provide [**] days of training at Genaissance's facility in New Haven, CT on use of the DECOGEN Informatics Platform, on the interpretation of the clinical data and genetic data contained in the STRENGTH Database, and on the statistical analyses performed in identifying the SR Associations. AstraZeneca shall bear the costs of its employees who attend the training session. During that training session,

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Genaissance shall also deliver to AstraZeneca the Computer that will contain the
STRENGTH Database and DECOGEN Informatics Platform.

     2.2 UPDATES TO THE STRENGTH DATABASE. Should Genaissance discover that any of the data in the STRENGTH Database provided to AstraZeneca is inaccurate or that the statistical analysis determined for any Genaissance SR Association should be changed, Genaissance shall provide to AstraZeneca an update to the STRENGTH Database within [**] days of such discovery at no cost to AstraZeneca.

     2.3 BUILDING OF HAP MARKERS FROM THE RESEARCH STUDY. At AstraZeneca's request, Genaissance will build HAP Markers from the genotyping data from the Research Study and deliver the data to AstraZeneca, within [**] of receiving such data, along with protocols to upload the data into the DECOGEN Informatics Platform for a fee stipulated in Section 4.3.

     2.4 TECHNICAL SUPPORT. Genaissance shall provide technical support through a primary contact person who shall be accessible by telephone and e-mail between the hours of 8:30 a.m. and 5:30 p.m. U.S. Eastern Time, Monday through Friday or through additional on-site assistance. Genaissance's actual and reasonable travel costs incurred in providing such additional on-site assistance shall be reimbursed by AstraZeneca.

                                    ARTICLE 3
                                GRANTS OF RIGHTS

     3.1 Rights granted to AstraZeneca by Genaissance.

         3.1.1 NON-EXCLUSIVE RESEARCH LICENSE TO THE COMPUTER AND THE GENAISSANCE BACKGROUND IP. Subject to the terms of this Agreement and for so long as AstraZeneca is not in breach of any of such terms, Genaissance hereby grants to AstraZeneca (and its Affiliates) during the Initial Term, and the Extended Term, if any, a non-exclusive, fee-bearing license, without the right to grant sublicenses, under Genaissance Patent Rights and Genaissance Know-How to access and use the Genaissance Background IP on the Computer solely for performing the Research Study and for publishing the results obtained therefrom.

         3.1.2 OPTION FOR EXTENDING RESEARCH LICENSE. Subject to the terms of this Agreement and for so long as AstraZeneca is not in breach of any of such terms, Genaissance hereby grants to AstraZeneca an option to extend the term of the research license granted pursuant to Section 3.1.1 for one additional year to allow AstraZeneca to complete the Research Study. AstraZeneca may exercise this option by providing Genaissance written notice of such intent [**] days prior to the end of the Initial Term and paying the Term Extension Fee set forth in Section 4.2.

         3.1.3   RESTRICTIONS ON LICENSE TO THE STRENGTH DATABASE.

         (a) If AstraZeneca decides to perform the Research Study, AstraZeneca shall prepare the Research Study plan and provide Genaissance a copy of the plan prior to beginning the study. The Research Study plan shall be appended hereto as Exhibit D. Within [**] days of completing

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the analysis of the Research Study, AstraZeneca shall provide Genaissance a written report that describes in reasonable detail the results of the Research Study with respect to any correlation, or lack of correlation, between Candidate Genes and response to any of the Statins, EXCEPT [**] Specific Correlations, in the Research Study. Both the Research Study Plan and subsequent report shall be treated as the confidential information of AstraZeneca, provided, that, any Genaissance SR Associations for non-[**] Statins shall not constitute AstraZeneca information and PROVIDED FURTHER, THAT, Genaissance shall have the right to disclose only such confidential information of AstraZeneca to the extent reasonably necessary to exploit the non-exclusive license granted by AstraZeneca pursuant to Section 3.2.1.

         (b) FOR THE AVOIDANCE OF DOUBT, the research license granted to AstraZeneca in Section 3.1.1 does not include a license to use any data in the STRENGTH Database, specifically including the Genaissance SR Associations and the Genetic Markers contained therein, to conduct research for any purpose other than as described in Section 3.1.1, or to develop or commercialize any Statin Theranostic Products or therapeutic products.

         3.1.4 RESTRICTIONS ON USE OF THE COMPUTER AND THE GENAISSANCE BACKGROUND IP. AstraZeneca's use of the Computer and the Genaissance Background IP shall be subject to the following conditions:

         (a) The Computer may not be moved from the AstraZeneca installation location specified in EXHIBIT B without the prior written authorization of Genaissance;

         (b) To the extent that the DECOGEN Informatics Platform incorporates or requires the use of any commercially available operating system software that is licensed by Genaissance from a Third Party as described in EXHIBIT C, as may be supplemented from time to time, AstraZeneca shall be responsible for obtaining any necessary license and paying all fees and charges associated with AstraZeneca's use of any such software;

         (c) AstraZeneca shall not use the Computer or Genaissance Background IP to provide services for, or to process information for, any Third Party;

         (d) AstraZeneca agrees to make copies of the STRENGTH Database, or any of the contents therein, only to the extent reasonably necessary to perform the Research Study, and further agrees that all such copies will be treated as Confidential Information of Genaissance;

         (e) AstraZeneca shall not delete or permit to be deleted any identifying marks, copyright or proprietary right notices of Genaissance from the Genaissance Background IP;

         (f) AstraZeneca shall not translate, decompile, nor create nor attempt to create, by reverse engineering or otherwise, the source code from the object code of the DECOGEN Informatics Platform, or adapt the DECOGEN Informatics Platform in any way;

         (g) Except as specifically authorized hereunder, AstraZeneca shall not sell, transfer, publish, disclose, display or otherwise make available any portion of the DECOGEN Informatics Platform or STRENGTH Database, specifically including the data contained therein, to Third Parties or permit Third Parties to access the Computer; and

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         (h) AstraZeneca agrees to secure and protect the DECOGEN Informatics
Platform and STRENGTH Database in a manner reasonably consistent with the maintenance of rights therein, and in accordance with the terms of this Agreement, and to take appropriate action by instruction or agreement with its employees who are permitted access to the Computer, DECOGEN Informatics Platform or STRENGTH Database to satisfy its obligations hereunder. AstraZeneca shall cooperate with and reasonably assist Genaissance in identifying and preventing any unauthorized use, copying or disclosure of the DECOGEN Informatics Platform or STRENGTH Database. AstraZeneca shall maintain records identifying the specific individuals who have accessed the Computer, DECOGEN Informatics Platform or Databases and shall make copies of same available to Genaissance upon Genaissance's reasonable request.

     3.2 RIGHTS GRANTED TO GENAISSANCE BY ASTRAZENECA.

         3.2.1 NON-EXCLUSIVE LICENSE TO FOREGROUND IP. Subject to the terms of this Agreement and subject to any pre-existing rights of AstraZeneca or Third Parties, AstraZeneca hereby grants to Genaissance a fully-paid, perpetual world-wide non-exclusive license, with the right to sublicense, to use Foreground IP (excluding any data and intellectual property in respect of [**] Specific Correlations) solely to research, develop, make, have made, use, import, offer to sell and sell Class-wide Statin Theranostic Products and Non-[**] Statin-specific Theranostic Products.

         3.2.2 RIGHT OF FIRST NEGOTIATION FOR ASTRAZENECA GENOTYPING SERVICES. For a period of three (3) years from the Effective Date, if the Enabling Science & Technology Research & Development Genetics Department of AstraZeneca decides to outsource any new genotyping or haplotyping work to a Third Party, then AstraZeneca shall provide Genaissance with written notice of such decision. If Genaissance notifies AstraZeneca in writing within [**] days of notice of AstraZeneca's decision ("Notice Period") that it wishes to exercise its right of first negotiation, then Genaissance and AstraZeneca shall negotiate in good faith for a period of up to [**] days commencing with the date of Genaissance's notice (the "Negotiation Period"), a commercially reasonable term sheet for the performance by Genaissance or its Affiliates of the genotyping or haplotyping services. If Genaissance fails to exercise its right of first negotiation within the Notice Period, or Genaissance informs AstraZeneca that it is not interested in exercising its right of first negotiation under this Section 3.2.2 or the Parties do not agree on commercially reasonable terms within the Negotiation Period, then AstraZeneca shall be free to negotiate with Third Parties for such genotyping or haplotyping services without any further obligation to Genaissance.

For the purposes of clarity, the term "right of first negotiation" as used in this Agreement means that the Parties shall negotiate in good faith the commercially reasonable terms for a term sheet within the applicable Negotiation Period, but does not mean that AstraZeneca is required to enter into a definitive agreement. It is agreed that prior to or during any applicable Negotiation Period, AstraZeneca may not, directly or indirectly, obtain or solicit bids or clarifying information in connection therewith from Third Parties.

         3.2.3 RIGHT OF FIRST NEGOTIATION TO COMMERCIALIZE [**]-SPECIFIC OR CLASS-WIDE STATIN THERANOSTIC PRODUCT. For a period of three (3) years from the Effective Date, if AstraZeneca decides to commercialize in partnership with a third party: (a) [**]-specific

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diagnostic product or (b) Class-wide Statin diagnostic products then AstraZeneca shall provide Genaissance with written notice of such decision. If Genaissance notifies AstraZeneca in writing within [**] days of notice of AstraZeneca's decision ("NOTICE PERIOD") that it wishes to exercise its right of first negotiation, then Genaissance and AstraZeneca shall negotiate in good faith for a period of up to [**] days commencing with the date of Genaissance's notice
(the "NEGOTIATION PERIOD"), a commercially reasonable term sheet for development and commercialization of such diagnostic products. If Genaissance fails to exercise its right of first negotiation within the Notice Period, or Genaissance informs AstraZeneca that it is not interested in exercising its right of first negotiation under this Section 3.2.3 or the Parties do not agree on commercially reasonable terms within the Negotiation Period, then AstraZeneca shall be free to negotiate with Third Parties for the development and commercialization of such diagnostic products without any further obligation to Genaissance.

                 For the purposes of clarity, the term "right of first negotiation" as used in this Agreement means that the Parties shall negotiate in good faith the commercially reasonable terms for a term sheet within the applicable Negotiation Period, but does not mean that AstraZeneca is required to enter into a definitive agreement. It is agreed that prior to or during any applicable Negotiation Period, AstraZeneca may not, directly or indirectly, obtain or solicit bids or clarifying information in connection therewith from Third Parties.

     3.3 NO GRANT OF OTHER TECHNOLOGY OR PATENT RIGHTS. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, data, products, or biological materials of the other Party, including items owned, controlled or developed by the other Party, or transferred by the other Party to said Party, at any time pursuant to this Agreement. Any compounds, technology or know-how derived, developed or acquired by a Party independent of use of or access to the other Party's intellectual property shall be the property of such Party.

                                    ARTICLE 4
                                    PAYMENTS

     4.1 INITIAL TERM LICENSE FEE. In consideration of the rights granted to AstraZeneca under Article 3.1.1, AstraZeneca agrees to pay Genaissance a fee of [**] U.S. dollars ($[**]) to be paid within thirty (30) days of the Effective Date.

     4.2 TERM EXTENSION FEE. If AstraZeneca chooses to exercise the option set forth in Section 3.1.2, AstraZeneca shall pay Genaissance a fee of [**] U.S. dollars ($[**]) to be paid no later than the anniversary of the Effective Date.

     4.3 DATA INSTALLATION AND HAPLOTYPE BUILDING FEE. AstraZeneca shall pay Genaissance for installing clinical data and genetic data from the AstraZeneca clinical trials into the AstraZeneca Proprietary Database, and for building Haplotypes from such genetic data, for a fee of [**] dollars ($[**]) for the entire Research Study.

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     4.4    CONSULTATION FEE. If AstraZeneca requests that Genaissance provide consulting services with respect to design of the Research Study Plan, AstraZeneca shall pay a fee of [**] dollars ($[**]) for such consulting services.

     4.5 MANNER OF PAYMENT. Payments to be made by AstraZeneca to Genaissance under this Agreement shall be payable in United States dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the State of Connecticut as is designated in writing by Genaissance from time to time.

                                    ARTICLE 5
                              INTELLECTUAL PROPERTY

     5.1    OWNERSHIP OF INTELLECTUAL PROPERTY

            5.1.1 OWNERSHIP OF THE STRENGTH DATABASE AND DECOGEN INFORMATICS PLATFORM. Subject to the rights and licenses granted under this Agreement, and subject to any pre-existing rights of AstraZeneca or Third Parties, Genaissance shall have sole ownership of (i) the STRENGTH Database and (ii) the DECOGEN Informatics Platform.

            5.1.2 OWNERSHIP OF GENAISSANCE SR ASSOCIATIONS. Subject to the rights and licenses granted under this Agreement, and subject to any pre-existing rights of AstraZeneca or Third Parties, Genaissance shall have sole ownership of all right, title and interest in all Genaissance SR Associations and all Patent Rights for such Associations.

            5.1.3 OWNERSHIP OF FOREGROUND IP. AstraZeneca shall have sole ownership of all right, title and interest in all Foreground IP.

     5.2 COOPERATION OF EMPLOYEES. Each Party represents and agrees that all employees or others acting on its behalf pursuant to this Agreement shall be obligated under a binding written agreement to assign to such Party all inventions made or conceived by such employee or other person.

                                    ARTICLE 6
                                 CONFIDENTIALITY

     6.1 CONFIDENTIAL INFORMATION. Confidential Information shall mean, subject to the limitations and exceptions described in Section 6.2.2, (i) any information and data received by a Party from the other Party in connection with the performance of this Agreement (and which, in the case of AstraZeneca as recipient, shall include without limitation the STRENGTH Database and all information contained therein and the DECOGEN Informatics Platform, and which, in the case of Genaissance as recipient, shall include without limitation any information and data relating to AstraZeneca's research and development efforts using the STRENGTH Database and the DECOGEN Informatics Platform, except as provided in Section 3.1.3, as well as any research, testing, clinical, regulatory, marketing or other scientific or business information, plans or data pertaining to any product of AstraZeneca) and (ii) all information and data not described in clause (i) but supplied by either Party in connection with this Agreement and marked "Confidential."

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     6.2 NONDISCLOSURE OBLIGATIONS.

         6.2.1 GENERAL. Except as otherwise provided in this Article 6, during the term of this Agreement and for a period of ten (10) years thereafter, the parties shall maintain the Confidential Information in confidence and use it only for purposes specifically authorized under this Agreement.

         6.2.2 LIMITATIONS. The Parties agree that the receiving Party shall not have any obligation of confidentiality with respect to such Confidential Information that: (a) is or becomes part of the public domain other than by unauthorized acts of the Party obligated not to disclose such Confidential Information; (b) can be shown by written documents to have been disclosed to the receiving Party by a Third Party, provided such Confidential Information was not obtained by such Third Party directly or indirectly from the other Party to this Agreement pursuant to a confidentiality agreement; (c) prior to disclosure under this Agreement, was already in the possession of the receiving Party, provided such Confidential Information was not obtained directly or indirectly from the other Party to this Agreement pursuant to a confidentiality agreement; (d) can be shown by written documents to have been independently developed by the receiving Party without breach of any of the provisions of this Agreement; (e) is disclosed by the receiving Party pursuant to an order or demand issued by a court or governmental agency or as otherwise required by law; PROVIDED, HOWEVER, that the receiving Party notifies the other Party prior to disclosure, giving such other Party sufficient advance notice to permit it to seek a protective order or other similar order with respect to such Confidential Information AND PROVIDED, FURTHER, that the receiving Party furnishes only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the other Party; or (f) where the receiving Party reasonably believes such disclosure is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, with such disclosure being limited to:
(i), consultants, outside contractors and clinical investigators, on a need-to-know basis and on condition that such entities or persons agree to keep the Confidential Information confidential for the same time periods and to the same extent as such Party is required to keep the Confidential Information confidential; and (ii) government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially market, products pursuant to this Agreement.

     6.3 INJUNCTIVE RELIEF. The parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 6 by either Party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each Party may be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 6.

     6.4 PUBLICATION. The decision to publish any results of the Research Study will be made at the sole discretion of AstraZeneca. Where appropriate, AstraZeneca will invite Genaissance to co-author scientific papers, but all final decisions on the content of publications will be made at the sole discretion of AstraZeneca. Notwithstanding the foregoing, in the event a proposed publication or presentation contains confidential information of Genaissance, AstraZeneca shall furnish Genaissance a copy of any such proposed publication or presentation at least thirty (30) days prior to submission for publication or presentation, and upon Genaissance's request during this thirty day period, AstraZeneca shall delete any information that constitutes confidential information of Genaissance.

                                    ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

     7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF GENAISSANCE. Genaissance represents and warrants to and covenants with AstraZeneca that:

            (a) Genaissance is a corporation duly organized, validly existing and in corporate good standing under the laws of Delaware;

            (b) Genaissance has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to AstraZeneca in this Agreement;

            (c) Genaissance has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

            (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Genaissance enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

            (e) the performance of its obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party;

            (f) to the best of Genaissance's knowledge but without independent investigation, the performance of Genaissance's obligations under this Agreement will not infringe, or shall be exempt from infringement of, any issued patent or valid copyright of any Third Party; and

            (g) Genaissance will not during the term of this Agreement enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement.

     7.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF ASTRAZENECA. AstraZeneca represents and warrants to and covenants with Genaissance that:

            (a) AstraZeneca is a corporation duly organized, validly existing and in corporate good standing under the laws of the England and Wales;

            (b) AstraZeneca has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Genaissance in this Agreement;

            (c) AstraZeneca has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

            (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of AstraZeneca enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

            (e) the performance of its obligations under this Agreement will not conflict with AstraZeneca's charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

            (f) AstraZeneca will not after the Effective Date enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement.

     7.3 WARRANTY DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO THE STRENGTH DATABASE, DECOGEN INFORMATICS PLATFORM, PATENT RIGHTS, GOODS, SERVICES OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. GENAISSANCE MAKES NO REPRESENTATION OR WARRANTIES WITH RESPECT TO ASTRAZENECA'S USE OF THE INFORMATION TO BE PROVIDED TO IT HEREUNDER. GENAISSANCE MAKES NO WARRANTY THAT THE STRENGTH DATABASE DOES NOT CONTAIN ERRORS.

     7.4 LIMITED LIABILITY. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE TO THE CONTRARY, NEITHER GENAISSANCE NOR ASTRAZENECA WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

                                    ARTICLE 8
                                    INDEMNITY

     8.1 ASTRAZENECA INDEMNITY OBLIGATIONS. AstraZeneca will, at its own expense, indemnify and promptly reimburse Genaissance for the defense of, and hold harmless Genaissance and its officers and employees, from and against any and all claims, actions, liabilities, losses, damages, judgments, grants, costs and expenses (including attorneys' fees) to the extent resulting from (a) AstraZeneca's gross negligence or intentional misconduct in its use or operation of the Genaissance SR Associations, DECOGEN Informatics Platform, STRENGTH Database or Computer or (b) a material breach of any of the warranties made hereunder by AstraZeneca except and to the extent that Genaissance has an obligation to indemnify AstraZeneca pursuant to section 8.2.

     8.2 GENAISSANCE INDEMNITY OBLIGATIONS. Genaissance agrees to defend, indemnify and hold AstraZeneca, its officers and its employees and agents harmless from and against any and all claims, actions, losses, damages, judgments, grants or expenses (including attorneys' fees) to the extent resulting from : (a) Genaissance's use of the licensed Foreground IP, (b) claims by employees or contractors of Genaissance for bodily injury, death or property damage arising out of the performance by Genaissance of any activities under this Agreement; (c) the negligence, recklessness or intentional misconduct of Genaissance in connection with its activities under this Agreement or (d) a material breach of any of the warranties made hereunder by Genaissance except and to the extent that AstraZeneca has an obligation to indemnify Genaissnace pursuant to Section 8.1..

     8.3 LIMITATION ON INDEMNITY OBLIGATIONS. Neither Party and its respective employees and agents shall be entitled to the indemnities set forth in Section 8.1 and Section 8.2 where the claim, loss, damage or expense for which indemnification is sought was caused by a grossly negligent or intentional act or omission by the other Party, its directors, officers, employees or authorized agents.

     8.4 PROCEDURE. If the Party being indemnified hereunder or its respective employees or agents (the "Indemnitee") intends to claim indemnification under this Article 8, the Indemnitee shall promptly notify the other Party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 8 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 8, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article
8. The Indemnitee under this Article 8, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. The Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

                                    ARTICLE 9
                           EXPIRATION AND TERMINATION

     9.1 TERM OF AGREEMENT. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 9, the "Term" of this Agreement shall commence on the Effective Date and expire one (1) year from the Effective Date or, if extended pursuant to Section 3.1.2, shall expire two (2) years from the Effective Date.

     9.2    EVENTS OF DEFAULT.

            9.2.1 DEFAULT BY EITHER PARTY. An Event of Default shall have occurred upon (i) the occurrence of a material breach of this Agreement (other than an Event of Default described in Section 9.3.2) if the breaching Party fails to remedy such breach within thirty (30) days after written notice thereof by the non-breaching Party (or if such breach cannot be cured within such thirty
(30) day period the breaching party does not commence action to cure such breach and continue thereafter to diligently continue such actions) or (ii) the bankruptcy, insolvency, dissolution or winding up of a Party.

            9.2.2 DEFAULT BY ASTRAZENECA. An Event of Default shall have occurred if AstraZeneca fails to make any payments due hereunder, thirty (30) business days after Genaissance delivers written notice thereof to AstraZeneca specifying such failure and its claim of right to terminate, unless AstraZeneca makes such payments plus interest within such thirty (30) day period.

     9.3    EFFECT OF AN EVENT OF DEFAULT.

            9.3.1 REMEDIES AVAILABLE TO GENAISSANCE. In the event that an Event of Default occurs relating to AstraZeneca and AstraZeneca fails to cure such default during any applicable cure period, Genaissance shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity, to terminate this Agreement upon notice thereof to AstraZeneca, in which case (i) the options and licenses granted to AstraZeneca pursuant to Section 3.1 shall terminate and (ii) any and all information and materials provided by Genaissance pursuant to this Agreement (including, without limitation, all copies of the STRENGTH Database and DECOGEN Informatics Platform), and any copies thereof (including electronic copies) shall be promptly returned by AstraZeneca to Genaissance, and AstraZeneca shall delete all copies of the STRENGTH Database and DECOGEN Informatics Platform from all computers at its site on which such information has been installed or transmitted.

            9.3.2 REMEDIES AVAILABLE TO ASTRAZENECA. In the event that an Event of Default occurs relating to Genaissance and Genaissance fails to cure such default within the applicable cure period, then AstraZeneca shall have the right, at its option exercisable in its sole discretion, (i) to terminate this Agreement upon notice thereof to Genaissance in which case (ii) the license and rights granted to Genaissance pursuant to Section 3.2 shall terminate and (iii) any and all information and materials provided by AstraZeneca shall be promptly returned to AstraZeneca.

     9.4 EFFECT OF TERMINATION. Upon termination of this Agreement, AstraZeneca shall destroy all copies of the STRENGTH Database and the DECOGEN Informatics Platform, return the Computer to Genaissance, and certify the completion of such steps in writing to Genaissance. The termination of the Agreement shall automatically, and without further action by Genaissance, terminate and extinguish the license rights granted pursuant to Section 3.1. The expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. The provisions of Articles 5, 6, 8, 9 and 10, Sections 7.3 and 7.4 hereof, and the licenses and rights granted to either Party pursuant to Article 3 hereof shall survive the expiration or termination of this Agreement.

                                   ARTICLE 10
                                  MISCELLANEOUS

     10.1 FORCE MAJEURE. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party; PROVIDED, HOWEVER, that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of FORCE MAJEURE. The Parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

     10.2 ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by either Party without the consent of the other Party, such consent not to be unreasonably withheld or delayed; PROVIDED, HOWEVER, that either Genaissance or AstraZeneca may, without such consent, assign its rights and obligations under this Agreement (i) to any Affiliate, or (ii) in connection with a merger, consolidation or sale of substantially all of such Party's assets to an unrelated Third Party; PROVIDED, HOWEVER, that such Party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

     10.3 SEVERABILITY. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

     10.4 NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

     If to Genaissance:       Genaissance Pharmaceuticals, Inc.
                              Five Science Park
                              New Haven, CT  06511
                              Attention: Chief Executive Officer
                              Telephone: (203) 773-1450
                              Facsimile: (203) 562-9377

     With a copy to:          Melodie Henderson
                              Five Science Park
                              New Haven, CT  06511

     If to AstraZeneca:       AstraZeneca UK Limited.
                              Enabling Sciences and Technology
                              Mereside Alderley Park
                              Macclesfield Cheshire SK10 4TG
                              United Kingdom
                              Attention: Assistant General Counsel
                              Facsimile: +44 (1625) 585618

     10.5 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of laws provisions thereof.

     10.6   DISPUTE RESOLUTION.

            10.6.1 The Parties hereby agree that they will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise hereunder, the matter shall be referred to an individual designated by the Chief Executive Officer (or the equivalent position) of Genaissance and an individual designated by the Enabling Science & Technology (or the equivalent position) of AstraZeneca (the "Representatives"). If the matter has not been resolved within [**] days of the first meeting of the Representatives of the Parties (which period may be extended by mutual agreement) concerning such matter, subject to rights to injunctive relief and specific performance, and unless otherwise specifically provided for herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled as set forth in Section 10.6.2.

            10.6.2 All disputes arising in connection with this Agreement shall be finally settled by binding arbitration conducted in New York, New York under the Commercial Arbitration Rules of the American Arbitration Association by a single arbitrator appointed in accordance with said Rules. Notwithstanding the above, either Party has the right to bring suit in a court of competent jurisdiction against the other Party for (i) any breach of such other Party's duties of confidentiality pursuant to Article 6 of this Agreement and (ii) any infringement of its own proprietary rights by the other Party. Judgment upon the arbitrator's award may be entered in any court of competent jurisdiction. The award of the arbitrator may include compensatory damages against either Party, but under no circumstances will the arbitrator be authorized to, nor shall he, award punitive damages or multiple damages against either Party. The parties agree not to institute any litigation or proceedings against each other in connection with this Agreement except as provided in this Section 10.6.

     10.7 ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

     10.8   Publicity.

            10.8.1 AGREEMENT. Except as required by law, and subject to Section 10.8.2, Genaissance and AstraZeneca each agree not to disclose the existence or any terms or conditions of this Agreement to any Third Party without the prior written permission of the other Party; PROVIDED, THAT either Party may make such disclosures to its financial and legal advisers or actual or potential investors, acquirors, licensees or sublicensees on a need to know basis and subject to a confidentiality agreement. In the event that this Agreement shall be included in any report, statement or other document filed by either Party or an Affiliate of either Party with the United States Securities and Exchange Commission (the "SEC"), such Party shall provide the other Party with reasonable notice and shall use, or shall cause its Affiliate, as the case may be, to use, reasonable efforts to obtain confidential treatment from the SEC of any financial information or other information of a competitive or confidential nature, and shall include in such confidentiality request such provisions of this Agreement as may be reasonably requested by the other Party.

            10.8.2 PRESS RELEASE. Notwithstanding the foregoing, Genaissance and AstraZeneca agree that a press release may be issued promptly after execution of this Agreement by either Party in the form(s) agreed by the Parties and as set forth in EXHIBIT F attached hereto. The Parties agree that any announcement by either Party will not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by law or regulation, will make commercially reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency or group. Each Party agrees to provide to the other Party a copy of any public announcement with respect to this Agreement or the subject matter of this Agreement as soon as reasonably practicable under the circumstances prior to its scheduled release. Except under extraordinary circumstances, each Party shall provide the other Party with an advance copy of any such press release at least fourteen (14) days business days prior to the scheduled disclosure. Each Party shall have the right to review and recommend changes to any announcement regarding this Agreement or the subject matter of this Agreement. Except as otherwise required by law, the Party whose press release has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure and shall use all reasonable efforts to accommodate the reviewing Party's other comments. Neither Party shall release any announcement with respect to this Agreement or the subject matter of this Agreement with which the other Party has reasonable objection. The contents of any such announcement or similar publicity which has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for re-approval.

     10.9 HEADINGS. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

     10.10 NO PARTNERSHIP. It is expressly agreed that the relationship between Genaissance and AstraZeneca shall not constitute a partnership, joint venture or agency. Neither Genaissance nor AstraZeneca shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

     10.11 EXPORTS. The parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. Genaissance and AstraZeneca agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. Genaissance and AstraZeneca agree to obtain similar covenants from their licensees, sublicensees and contractors with respect to the subject matter of this Section.

     10.12 WAIVER. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

     10.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have caused their duly authorized officer to execute and deliver this Agreement as of the date first set forth above.

ASTRAZENECA UK LIMITED             GENAISSANCE PHARMACEUTICALS, INC.


By:  /s/ Dr. Rakesh Anand          By:  /s/ Krishnan Nandabalan, Ph.D.
   ---------------------------         ---------------------------------

Name: Dr Rakesh Anand              Name: Krishnan Nandabalan, Ph.D.

Title: Head of R&D Genetics        Title: Vice President, Business Development

Date: 9/5/03                       Date: 9/5/03
      ------------------------          --------------------------------

                                    EXHIBIT A

                            ASSOCIATION SUMMARY TABLE

                         (To be Provided by Genaissance)

                                    EXHIBIT B

                         Computer Installation Location
                         (To be supplied by AstraZeneca)

                                    EXHIBIT C

                  Description of the DECOGEN Informatics System

DECOGEN Browser Software

     DESCRIPTION: The DECOGEN Browser software allows a user to browse genes, polymorphism data and clinical data; perform association analysis; calculate linkage disequilibrium; view Haplotype phylogenies; create and save projects based on clinical cohorts. Statistical analyses are run using SAS.

     ASTRAZENECA PROVIDES: Appropriate Oracle license, database administrator support for (DBA) for installation and data updates; a server and license for SAS.

DECOGEN DataManager Software

     DESCRIPTION: The DECOGEN DataManager software allows a user to browse genes and polymorphism data, in more detail than provided by the DECOGEN Browser software, but does not include any clinical analysis tools. DECOGEN DataManager software provides full access to the STRENGTH Database and has tools for importing a variety of data including SNPs, genotypes and Haplotypes for any gene whose structure is in the STRENGTH Database or the AstraZeneca Proprietary Database. Polymorphism and other types of data in the STRENGTH Database may also be exported using DECOGEN DataManager. This software does not include any clinical analysis tools.

     ASTRAZENECA PROVIDES: Appropriate Oracle license, database administrator support for (DBA) for installation and data updates.

                                    EXHIBIT D

                               Research Study Plan

                         (To be provided by AstraZeneca)

                                    EXHIBIT E

                                 STRENGTH TRIAL

     The STRENGTH Trial consists of the STRENGTH I trial, which was an open-label examination of the relationship between treatment response and Genetic Markers. Various efficacy and safety endpoints were measured before and after treatment of seven hundred ninety-six (796) patients with one of three (3)
Statins: atorvastatin calcium (Lipitor), pravastatin sodium (Pravachol), and simvastatin (Zocor). Subjects were administered the recommended starting dose of one of these statins for eight (8) weeks and then administered the highest allowed dose, according to the drug label, for an additional eight (8) weeks.

     All patients were sequenced for one hundred one (101) genes known or believed to play a role in lipid metabolism, lipid trafficking, energy metabolism, and inflammation. Additionally, all patients were genotyped for SNPs from ADME Genes (some of which are also contained in the set of 101 sequenced Genes). The genotyping and sequencing information derived is then used to assign specific pairs of Haplotypes to each of the STRENGTH Trial patients for all of the Genes.

                                    EXHIBIT F

                                  PRESS RELEASE


Contact:

Kevin Rakin                                           Rhonda Chiger (investors)
President & Chief Executive Officer                   Rx Communications
Genaissance Pharmaceuticals, Inc.                     917.322.2569
203.786.3404                                          rchiger@RxIR.com
k.rakin@genaissance.com

NOT FOR IMMEDIATE RELEASE

    GENAISSANCE PHARMACEUTICALS AND ASTRAZENECA) SIGN PHARMACOGENOMICS BASED
                                    AGREEMENT

       - AGREEMENT CONTINUES THE COMMERCIALIZATION OF THE STRENGTH STUDY -

New Haven, CT, July XX, 2003 - Genaissance Pharmaceuticals, Inc. (Nasdaq: GNSC) today announced that it has entered into a licensing agreement with AstraZeneca PLC (NYSE: AZN) to utilize information generated from Genaissance's Statin Response Examined by Genetic Haplotype Markers (STRENGTH) study. Under the terms of the agreement, AstraZeneca will receive non-exclusive access to the STRENGTH study database for research purposes for a limited period. This marks the second commercialization agreement related to the proprietary data generated in Genaissance's STRENGTH study.

"We are pleased to enter into this new agreement with AstraZeneca" said Kevin Rakin, President and CEO of Genaissance. "Such agreements demonstrate our continued effort to commercialize and build on our internal programs such as STRENGTH".

The licensing arrangement is focused on proprietary data generated in the STRENGTH study. This study of more than 400 patients demonstrated that gene variations are associated with response to treatment with the Statin class of drugs. Conducted over 16 weeks, the STRENGTH study prospectively analyzed for an association between an individual's genetics and the clinical effectiveness of three Statins (atorvastatin, pravastatin and simvastatin) in reducing LDL-cholesterol. Initial results of this study were presented at the 52nd Annual American College of Cardiology Scientific Session in March 2003.

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Genaissance Pharmaceuticals, Inc. is a world leader in the discovery and use of human gene variation for the development of personalized medicines and DNA-based diagnostics. Genaissance markets its technology, clinical development skills and pharmacogenetic services to the pharmaceutical industry as a complete solution for improving the development, marketing and prescribing of drugs. Genaissance has agreements with major pharmaceutical, diagnostic and biotechnology companies. Genaissance is headquartered in Science Park in New Haven, Connecticut.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS ABOUT THE EXPECTED GROWTH AND DEVELOPMENT OF GENAISSANCE'S BUSINESS, THE ABILITY OF GENAISSANCE TO APPLY ITS TECHNOLOGIES TO THE DEVELOPMENT, MARKETING AND PRESCRIBING OF DRUGS AND TO DETECT ASSOCIATIONS BETWEEN CLINICAL OUTCOMES AND GENETIC VARIATION. SUCH STATEMENTS ARE SUBJECT TO CERTAIN FACTORS, RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS, EVENTS AND PERFORMANCE TO DIFFER MATERIALLY FROM THOSE REFERRED TO IN SUCH STATEMENTS, INCLUDING, BUT NOT LIMITED TO, THE EXTENT TO WHICH GENETIC MARKERS (HAPLOTYPES) ARE PREDICTIVE OF CLINICAL OUTCOMES AND DRUG EFFICACY AND SAFETY, THE ATTRACTION OF NEW BUSINESS AND STRATEGIC PARTNERS, THE ADOPTION OF OUR TECHNOLOGIES BY THE PHARMACEUTICAL INDUSTRY, THE TIMING AND SUCCESS OF CLINICAL TRIALS, COMPETITION FROM PHARMACEUTICAL, BIOTECHNOLOGY AND DIAGNOSTICS COMPANIES, THE STRENGTH OF OUR INTELLECTUAL PROPERTY RIGHTS AND THOSE RISKS IDENTIFIED IN OUR ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 2003 AND OUR QUARTERLY REPORTS ON FORM 10-Q AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME. THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN REPRESENT THE JUDGMENT OF GENAISSANCE AS OF THE DATE OF THIS RELEASE. GENAISSANCE DISCLAIMS ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT.

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